Exhibit 99.01

REACHLOCAL ANNOUNCES CEO TRANSITION

Company Reaffirms Guidance for Third Quarter and the Year

(WOODLAND HILLS, Calif.) – September 3, 2013 – ReachLocal, Inc. (NASDAQ:RLOC), a leader in local online marketing and commerce solutions for small- and medium-sized businesses (SMBs), today announced that Zorik Gordon has resigned as chief executive officer and as a member of the Company’s board of directors to pursue other entrepreneurial opportunities. David Carlick, Chairman of the Board, has been appointed interim chief executive officer effective immediately. The Board has commenced a search for a new chief executive and will consider both current members of management and outside executives.

“I am extremely proud of the company we have built over the last 10 years. We have grown from a small one room start-up to a global company with more than 20,000 customers and a run-rate of over $500 million in annual revenue” said Zorik Gordon.

“Speaking for myself and the rest of the ReachLocal Board, I want to extend heartfelt thanks to Zorik, a co-founder of the company, for his dedicated service to ReachLocal. His tireless leadership since 2003 led to the creation of a market-leading publicly traded company that has generated over 100 million leads for customers in 15 countries,” said Mr. Carlick. “ReachLocal will continue to invest in growth and product innovation, and we are confident that the Company remains well-positioned for future growth and success.”

Separately, the Company reaffirmed its guidance for the third quarter ended September 30, 2013 and for the 2013 calendar year.

About ReachLocal, Inc.

ReachLocal, Inc. (NASDAQ: RLOC) develops online marketing and transaction solutions that power local commerce for SMBs, from lead generation and lead conversion to booking and buying. Our global distribution network includes local Internet marketing consultants and service professionals, along with select third-party agencies and resellers throughout Canada, Australia, Austria, Brazil, Czech Republic, Germany, Japan, the Netherlands, New Zealand, Poland, Russia, Singapore, Slovakia, the United Kingdom, and the United States. ReachLocal is headquartered in Woodland Hills, Calif. Subscribe to ReachLocal’s free newsletter to receive news, tips and other online marketing insights.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements. These statements are based on the current expectations or beliefs of management of ReachLocal and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) difficulties launching new products, such as delays or achieving desired functionality and integration with our existing technology, (3) failure to compete successfully in a highly competitive and rapidly changing marketplace, (4) failure to retain key employees, and (5) other factors affecting the business operation of ReachLocal. More detailed information about these and other factors that may affect current expectations may be found in filings by ReachLocal with the U.S. Securities and Exchange Commission. ReachLocal is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:
ReachLocal, Inc.

Dana M. Harris
Vice President Corporate Communications
(818) 936-9904
dana.harris@reachlocal.com

Investor Relations:

The Blueshirt Group

Alex Wellins

(818) 575-6840

alex@blueshirtgroup.com